WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


^WPC^^^)^^^^^ KEo^b+^^^T^^^^^>9^6+^^M3^^l^^@`^^^^^^^^^^[^i^^^^^kS^^^^^q^^^^G
,^^n^^{^|^^^^4^^^z^^.^^^^^K^^+^u^9^O^N^^^B^Z^^6^^7^r?^^
^id^@z^Bk^F^^^^^^^.^^^`^^^^^%^=^^Lk^^^^%W^9^^^^^^^^^^P^ob^
